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                                                                      Exhibit 19

          AMENDMENT NO 1. TO AMENDED AND RESTATED CONSULTING AGREEMENT

     AMENDMENT NO. 1 TO THE AMENDED AND RESTATED CONSULTING AGREEMENT, made and entered into as of November , 1998, by and among HOLOPAK TECHNOLOGIES, INC. ("HoloPak"), TRANSFER PRINT FOILS, INC. ("Transfer") and BRADFORD ASSOCIATES (the "Advisor"). HoloPak and Transfer are referred to herein collectively as the "Companies" and individually as a "Company."

                                    RECITALS

     A. HoloPak, Foilmark, Inc. ("Foilmark") and Foilmark Acquisition Corporation ("FoilMark Sub") have entered into a Merger Agreement, dated as of the date hereof, whereby HoloPak shall be merged with and into Foilmark Sub (the "Merger"), with Foilmark Sub as the surviving corporation.

     B. The Advisor and the Companies are parties to the Amended and Restated Consulting Agreement, dated October 1, 1991, among the Advisor, HoloPak and Transfer (the "Consulting Agreement"). The Advisor and the Companies have each determined that it is appropriate to amend the Consulting Agreement to extend the term of the Consulting Agreement until the fifth anniversary of the Merger.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 6 of the Consulting Agreement is hereby deleted in its entirety and replaced by the following:

     "6. DURATION. This Agreement shall become effective as of the date hereof and shall continue in effect until March 1, 2004, but this Agreement shall thereafter automatically renew for successive one-year terms unless notice of termination is given by either party to the other at least 120 days prior to the close of the then-current one-year period."

2. This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

3. Except as hereby modified, the Consulting Agreement is hereby ratified and affirmed in its entirety.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date first set forth above.

                                         BRADFORD ASSOCIATES


                                         By:
                                              ----------------------------------
                                              Name:
                                              Title:


                                         HOLOPAK TECHNOLOGIES, INC.


                                         By:
                                              ----------------------------------
                                              Name:
                                              Title:


                                         TRANSFER PRINT FOILS, INC.


                                         By:
                                              ----------------------------------
                                              Name:
                                              Title:




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                    AMENDED AND RESTATED CONSULTING AGREEMENT

     AGREEMENT, made and entered into as of October 1, 1991, by and among HOLOPAK TECHNOLOGIES, INC. (formerly TPF Holding Company, "HoloPak"), TRANSFER PRINT FOILS, INC. ("Transfer") and BRADFORD ASSOCIATES (the "Advisor"). HoloPak and Transfer are referred to herein collectively as the "Companies" and individually as a "Company."

                                    RECITALS

     A. The Advisor has certain knowledge and experience in corporate management and financial matters.

     B. The Companies desire to avail themselves of the Advisor's expertise, and are willing to do so on the terms and conditions set forth herein.

     C. The Advisor is willing to render services to the Companies, on the terms and conditions set forth herein.

     D. The Advisor and the Companies have each determined that it is appropriate to amend and restate the Consulting Agreement, dated February 23, 1990, among the Advisor and the Companies to restate, and reflect certain changes to, the parties' original understandings.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   RETENTION OF ADVISOR.

     (a) Subject to the terms and conditions of this Agreement, the Companies hereby retain the Advisor, and the Advisor hereby agrees to render services to the Companies, as a consultant in respect of the business of the Companies.

     (b) The Advisor shall at all times be and conduct itself as an independent contractor in respect of the Companies, and shall not, under any circumstances, create or purport to create any obligation on behalf of the Companies.

     2. DUTIES OF ADVISOR. The Advisor shall provide corporate advisory, financial and other consulting services with respect to the affairs and activities of the Companies in the ordinary course of their businesses, at such times and from time to time as reasonably requested by the Companies. In performing such services for the Companies, the Advisor shall, among other things, be provided with information concerning the business strategy of the Companies, and shall have the full cooperation of management to review and make recommendations concerning all material business transactions of whatever type effected or proposed to be effected by the Companies, and to review and make recommendations concerning all matters relating to the manner, method and timing of corporate financing transactions. This

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Agreement shall not preclude the payment of additional compensation to the
Advisor for services performed by the Advisor that are beyond the scope of the Advisor's duties hereunder, such as services as a broker or finder, provided that the parties agree in writing that the Advisor is entitled to any such additional compensation.

     3. OTHER AGREEMENTS. It is understood that the Advisor may from time to time act as consultant to or enter into similar agreements with other companies that may compete with the Companies, without the necessity of obtaining approval from the Companies.

     4. FEES. Throughout the term of this Agreement, the Companies agree to make equal monthly payments to the Advisor, as compensation for all of its services hereunder (the "Advisory Fee"), of $16,666.67, with the first such payment to be made on the date hereof and subsequent payments to be made on the first day of each month thereafter.

     5. EXPENSES. All reasonable out-of-pocket expenses and other disbursements incurred by the Advisor in connection with the Advisor's services hereunder shall be borne by the Companies and/or reimbursed to the Advisor.

     6. DURATION. This Agreement shall become effective as of the date hereof and shall continue in effect for 10 years from the date hereof, but this Agreement shall thereafter automatically renew for successive one-year terms unless notice of termination is given by either party to the other at least 120 days prior to the close of the then-current one-year period.

     7. NOTICES. All notices relating to this Agreement shall be in writing and shall be deemed to have been given when personally delivered or at the time when mailed in any general or branch United States Post Office or sent by Federal Express or a similar overnight courier service, addressed to the other party at its address stated below, or to such changed address as the other party may have been given by notice.

                  If to the Companies:

                        Transfer Print Foils, Inc.
                        P.O. Box 518
                        9 Cotters Lane
                        East Brunswick, NJ 08816

                  If to the Advisor:

                        Bradford Associates
                        22 Chambers Street
                        Princeton, NJ 08540

     8. BINDING EFFECT; ASSIGNABILITY. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement and the rights and obligations hereunder shall not be assignable or delegable by the parties hereto.


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     9.   INDEMNIFICATION. The Companies agree to indemnify the Advisor, the partners of the Advisor, and their agents and affiliates against, and to save and hold them harmless from and in respect of, all (a) fees, costs and expenses paid in connection with, resulting from or relating to any claim, action or demand against any and all such indemnified parties that arise out of or in any way relate to the Companies, their properties, business, or affairs and (b) such claims, actions and demands and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Companies) of any such claim, action or demand; provided, however, that this indemnity shall not extend to conduct of such indemnified parties not undertaken in good faith to promote the best interests of the Companies, nor to any wilful misconduct. If such an indemnified party seeks indemnification under this Agreement and the Companies challenge such party's right to indemnification, the Companies shall advance the amounts claimed hereunder to the indemnified party until a court of competent jurisdiction determines in a final judgment that the party is not entitled to indemnification hereunder, in which case the party receiving such advanced amounts shall return such amounts to the Companies to the extent specified in such judgment.

     10. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof. None of the terms, covenants or conditions hereof may be waived or amended except by a written instrument signed by the party to be charged therewith.

          11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BRADFORD ASSOCIATES                    HOLOPAK TECHNOLOGIES, INC.


By:                                    By:
   ----------------------------           ----------------------------------


                                       TRANSFER PRINT FOILS, INC.


                                       By:
                                          ----------------------------------

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